UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2007

VIVID LEARNING SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-116255	42-1623500
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5728 Bedford Street, Pasco, WA 99301
(Address of principal executive offices) (Zip code)

(509) 545-1800
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)	(1)	On July 19, 2007, Sandra I. Muller was appointed by the Board of Directors as Chief Executive Officer and President of the Company.

(2)
Ms. Muller is 50 years old. Ms. Muller has been a licensed attorney since 1983 in the State of Washington. Ms. Muller has over 20 years of contracting experience and has been involved in mergers, acquisitions, and all aspects of contract administration - from development of rate structures to client interaction, proposal preparation, negotiation, and subcontract administration. Ms. Muller has a BAE in Communications from Arizona State University and a JD from Willamette University School of Law. Ms. Muller holds 127,983 shares of the Registrant. From 1998 to present, Ms. Muller has served as General Counsel and Vice President of Administration for the Company, as well as General Counsel for the Company’s former majority shareholder, Nuvotec USA, Inc. Ms. Muller is expected to continue in the capacity of General Counsel in addition to her position as Chief Executive Officer.

(3)	Ms. Muller is employed under the terms of a standard offer of employment and will not be provided an employment agreement.

(c)	(1)	On July 19, 2007, Robert M. Blodgett was appointed by the Board of Directors as Secretary of the Company in addition to his role as Chief Financial Officer and Treasurer.

(2)
Mr. Blodgett is 56 years old.  Mr. Blodgett has served as Vivid's Chief Financial Officer and Treasurer since October 1996. Mr. Blodgett served as the Chief Financial Officer and Treasurer of the Company’s former majority shareholder since December 1998. From 1988 to 1995 Mr. Blodgett served as corporate secretary, treasurer and international vice president of finance and administration with Columbus Line USA, Inc., a Hamburg, Germany based ocean freight carrier of wines, meats and produce which required temperature controlled systems and dry containers. Mr. Blodgett holds 92,659 shares of the Registrant. From 1982 to 1988 he was a partner in the accounting firm of Blodgett, Mickelsen & Naef, CPAs. He earned his B. S. Accounting degree from the Brigham Young University. Mr. Blodgett became a Certified Public Accountant in the State of Washington in 1980.

(3)	Mr. Blodgett is employed under the terms of a standard offer of employment and will not be provided an employment agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVID LEARNING SYSTEMS, INC.

Date: July 20, 2007	By:	/s/ Sandra I. Muller
Name: Sandra I. Muller
Title: Chief Executive Officer

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